Putnam Massachusetts Tax Exempt Income Fund, 5/31/18, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  5,678
Class B	  46
Class C	  529
Class M	  64

72DD2 (000s omitted)

Class Y	  1,694

73A1

Class A	  0.282187
Class B	  0.223077
Class C	  0.207904
Class M	  0.255717

73A2

class R6  0.008111
Class Y	  0.303500

74U1	(000s omitted)

Class A	  18,469
Class B   173
Class C	  2,163
Class M	  234

74U2	(000s omitted)

class R6  1
Class Y	  4,549

74V1

Class A	  9.45
Class B	  9.44
Class C	  9.47
Class M	  9.45

74V2

class R6  9.48
Class Y	  9.48


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.